Exhibit 10.20

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of day of 30th September, 2019 (“Effective Date”) by and between

VYOME THERAPEUTICS Inc., a Delaware corporation having its office at 100 Overlook Center, 2nd Floor, Princeton – 08540, New Jersey, USA (hereinafter called the “Company”, which expression shall unless repugnant to the context or meaning thereof shall include its successors and assigns) of ONE PART

AND

VENKATESWARLU NELABHOTLA, residing at 3450, Extended Stay, Brunswick Pike, Princeton NJ 08540, USA (hereinafter referred to as “Venkat”) of the OTHER PART.

The Company and Venkat are hereinafter individually referred to as “Party” and collectively referred to as the “Parties”.

WHEREAS

A.

The Company is desirous of employing Venkat to engage his Services (defined below) to have the benefit of his knowledge and experience in its business activities. Accordingly, the Company has offered to Venkat the position of President and Chief Executive Officer in the Company and as such Venkat has agreed to the same on the terms and conditions set out hereinbelow; and

B.

Consequently, in consideration of the mutual promises and covenants and for good and valuable consideration mentioned herein, the Parties hereto wish to record the terms and conditions pursuant to which the Company shall employ Venkat in accordance with the terms of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	Appointment
1.1

Subject to the terms and conditions of this Agreement, the Company hereby employs Venkat in the position of President and Chief Executive Officer of the Company on or from the Effective Date and Venkat hereby accepts such employment and the same shall remain valid and binding on the Parties until terminated in accordance with the provisions of this Agreement (“Term”).

1.2

During the Term, Venkat hereby binds himself to serve the Company, in its business and shall perform the Services and such other duties, which may from time to time be assigned to him. As long as Venkat is the President and Chief Executive Officer of the Company, he shall be promoted by the Company as the person spearheading and leading the Company.

2.	Duties & Extent of Services
2.1	During the period of his employment with the Company, Venkat shall be responsible to carry out the following activities in connection with the business of the Company (“Services/Duties”):

(a)	perform, observe and conform to such orders and instructions as may from time to time be reasonably given or communicated to him by the board of directors of the Company (“Board”);
(b)

in all respects carry out and use his best endeavors in fulfilling the objects of the Company, diligently and faithfully serve the Company, promote and protect its interest in all things to the best of his ability and judgment, and use his best endeavors to further its interests and to increase its business; and

(c)

devote his whole time and attention to the business of the Company during the normal office and/or working hours of the Company and otherwise as in the opinion of the Board may be reasonably necessary for the diligent performance of his Services.

2.2

Venkat shall not at any time either during the Term or thereafter divulge any of the affairs or secrets of the Company, to other companies, corporations, syndicates, firms, person(s), nor use or attempt to use any information which he may acquire during the course of his engagement with the Company hereunder, in any manner which may injure or cause loss, or may be calculated to cause any injury or loss to the Company unless the divulgence is under the ordinary course of duties or mandated under an order or direction from a court/ tribunal or required in any investigation carried out by any government authority or agency.

2.3

As the President and Chief Executive Officer of the Company, Venkat will have responsibility for performing those duties as are customary for, and are consistent with, his position with the Company, as well as those duties as the Board may from time to time designate in accordance with the terms and conditions set out in this Agreement. Venkat hereby agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.4

Venkat shall devote the whole of his working time, attention and skill to the performance of his duties and responsibilities as the President and Chief Executive Officer of the Company and shall faithfully, efficiently, competently and diligently perform such duties and responsibilities, and exercise such powers as may from time to time be assigned to or vested in him and shall comply with all reasonable and lawful directions given to him by or under the authority of the Board and use his best endeavours to promote and extend the business and to protect and further the interests and reputation of the Company, its holding company, subsidiaries and its controlled affiliates.

3.	Compensation

In consideration of his Duties discharged by Venkat, on or from the Effective Date, the Company shall compensate Venkat in the manner more specifically set out in Annexure – 1 hereto.

4.	Proprietary Rights Agreement/Conflict Of Interest
4.1

Prior to the commencement of Venkat’s employment with the Company, Venkat agrees to sign a copy of the Employee Proprietary Information, Inventions, Non-competition and Non-solicitation Agreement attached as Annexure – 2 hereto (the “Proprietary Rights Agreement”).

4.2

Venkat hereby represents and warrants that the execution and delivery of this Agreement and performance of his duties as an employee of the Company does not and will not breach or contravene (i) any agreement or contract (including without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which he is or may become a party on or at any time after the Effective Date; or (ii) any obligation that he may otherwise have under applicable law to any former employer or to any person to whom he has provided, provides or will provide consulting services. Venkat hereby further represents and warrants to the Company that, prior to the Effective Date of this Agreement, he has provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

5.	Termination
5.1

Either Party may terminate this Agreement for any reason or no reason (including, without limitation, for convenience, Cause (as defined in Clause 5.2 below) or Good Reason (as defined in Clause 5.2 below)) by giving to the other Party written notice of termination (which written notice may be given, but is not required to be given, in advance of the effective date of termination). If any termination of this Agreement is by the Company for Cause, then the Company’s written notice of termination shall so state and shall include a reasonable description of the events or circumstances that constitute Cause for any such termination by the Company. Upon termination of this Agreement by either Party in accordance with the provisions of this Clause 5.1, Venkat’s employment with the Company shall terminate effective upon the effectiveness of the termination of this Agreement.

5.2

For purposes of this Agreement, the term “Cause” shall mean (i) any breach by Venkat of any of his obligations under Clause 2 (other than Clause 2.1(b) and the first sentence of Clause 2.3), or Clause 4 of this Agreement or under the Proprietary Rights Agreement, provided that, if such breach is curable, the Company must have given written notice to Venkat describing such breach in reasonable detail and such breach must remain uncured for a period of 10 business days after the date such written notice is given by the Company, (ii) any fraud, embezzlement, gross negligence or wilful misconduct by Venkat, (iii) Venkat’s violation or failure to comply with any material law or regulation, or (iv) Venkat’s conviction or plea of nolo contendere to any crime (other than a crime arising from the negligent operation of a vehicle). For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of (1) any material diminution in the nature or scope of Venkat’s responsibilities (including reporting responsibilities), duties, authority, or title; (2) a material reduction of Venkat’s base salary or (3) a required relocation of Venkat’s principal office (from that on the date hereof) by more than forty-five (45) miles (other than any such required relocation that is effected with the consent of Venkat); provided, however, that (x) a material reduction in Venkat’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect Venkat to a greater extent than other similarly situated employees shall not constitute Good Reason; (y) Venkat provides written notice to the Company’s Board of Directors within thirty (30) days immediately following the occurrence of any of the events referred to in the foregoing clauses (1)-(3), which written notice shall specify in reasonable detail the occurrence of any of such events referred to in the foregoing clauses (1)-(3), (z) any of the events referred to in the foregoing clauses (1)-(3) that has occurred is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (zz) Venkat terminates this Agreement pursuant to Clause 5.1 above for Good Reason not later than thirty (30) days after the expiration of such thirty (30) day cure period.

5.3

The Parties undertake that upon termination of this Agreement for any reason, neither Party shall at any time make any untrue or misleading statements in relation to the other Party after the termination of this Agreement. Neither Party shall represent itself as having any kind of direct or indirect ongoing employment relationship with the other Party.

5.4	Upon termination of this Agreement by either Party in accordance with the provisions of Clause 5.1 above, the Company shall pay upon due adjustments or provide to Venkat (or to his authorized representative or estate) any earned but unpaid Base Salary, Annual Bonus earned and payable but not yet paid, unpaid expense reimbursements and accrued but unused vacation (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after date of such termination.

5.5

In addition, in the event that this Agreement is terminated by the Company pursuant to Clause 5.1 above other than for Cause or in the event that Venkat terminates this Agreement pursuant to Clause 5.1 for Good Reason, then, subject to Venkat signing a separation agreement that includes a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (“Release”), and subject to the Release becoming effective and irrevocable, within sixty (60) days after the effective date of the termination of this Agreement, Venkat shall be entitled to the following:

(a)

the Company shall pay Venkat an amount equal to the sum of (i) seventy five percent (75%) of Venkat’s Base Salary; and (ii) seventy five percent (75%) of Venkat’s target Bonus compensation for the then current fiscal year; (such sum, the “Severance Amount”). The full amount of the cash payment due to Venkat pursuant to this Clause 5.5(a) shall be payable in a lump-sum no later than the fifth business day after the Release becomes effective and irrevocable.

(b)

if Venkat participated in the Company’s group health plan immediately prior to the date of termination, then the Company shall pay to Venkat a single lump sum cash payment equal to 9 (nine) months of monthly employer contributions that the Company would have made to provide health insurance to Venkat had he continued to remain in employment with the Company. The full amount of the cash lump-sum payment due to Venkat pursuant to this Clause 5.5(b) shall be payable no later than the fifth business day after the Release becomes effective and irrevocable.

5.6

If Venkat has provided continuous service to the Company from the date of this Agreement through the closing of a Change of Control (as such term is defined in the Company’s 2018 equity incentive plan) (or, in the event of any termination by the Company of this Agreement pursuant to Clause 5.1 without Cause at any time after the Company enters into a definitive agreement with respect to a Change of Control transaction and thereafter the closing of such Change of Control transaction is consummated), each outstanding stock option or other equity award in the Company held by Venkat immediately prior to such closing that has not otherwise previously become vested shall automatically become fully vested immediately prior to such closing and, if applicable, shall automatically become exercisable immediately prior to such closing for one hundred percent (100%) of the shares of equity of the Company subject thereto. The foregoing provisions of this Clause 5.6 shall apply notwithstanding anything express or implied to the contrary in any agreement or award between Venkat and the Company, or in any plan of the Company, that is applicable to such outstanding stock option or other equity award.

5.7

In the event that, at any time, the Company terminates this Agreement pursuant to Clause 5.1 without Cause or Venkat terminates this Agreement pursuant to Clause 5.1 for Good Reason, Venkat may elect to exercise any stock option then held by Venkat that was granted to him by the Company (regardless of whether any such stock option was granted at any time prior to the date of this Agreement or is granted at any time after the date of this Agreement), but only to the extent any such stock option is exercisable at the time of any such termination of this Agreement, via net exercise such that the Company will withhold such number of shares otherwise issuable to Venkat upon such exercise having an aggregate fair market value equal to the aggregate exercise price and withholding tax payable upon such exercise and issue to Venkat the net number of shares not so withheld; provided, however, that (i) Venkat may elect any such net exercise only if at the time of any such net exercise the Company does not have a broker-assisted cashless exercise program in effect, and (ii) the Company shall have the right to cancel, and to cause Venkat to abandon, any such exercise if the Company agrees in writing to extend the period of time for the exercise of any such stock option until the earlier to occur of (1) the Liquidity Event Date (as defined below) or (2) the expiration of the term of any such stock option. For purposes of this Agreement, the term “Liquidity Event Date” shall mean the earlier to occur of (i) the closing of a Change of Control, (ii) the effective date of the dissolution of the Company or (iii) the first date on or after the 180th day after the closing of the Company’s initial public offering that the Company has a broker-assisted cashless exercise program in effect. The provisions of this Clause 5.7 shall be applicable to any such stock option notwithstanding anything express or implied to the contrary in any equity incentive plan of the Company under which any such stock option was granted or in the stock option agreement that pertains to any such stock option.

5.8

Without limiting the generality of the provisions of Clause 5.6 and Clause 5.7, the provisions of Clause 5.6 and Clause 5.7 shall be applicable to the stock option granted by the Company to Venkat on 21st December, 2018 under the 2018 Equity Incentive Plan of the Company, which stock option may provide Venkat with the right to purchase up to 5,43,640 shares of the Company’s Common Stock subject to, and in accordance with, the terms and conditions of such stock option.

5.9

In the event of termination of this Agreement, Clause 4 (Proprietary Rights Agreement/Conflict of interest), Clause 5 (Termination), and Clause 6 (Miscellaneous) hereof, other than Clause 6.6 (Right to Inspect) hereof, shall survive and continue with full force and effect.

6.	MISCELLANEOUS

6.1Amendments

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof, shall be valid or binding unless made in writing and duly executed by both the Parties. Headings of this Agreement are for reference only and shall not affect its interpretation.

6.2Assignment

Venkat shall not assign any of his rights under this Agreement or delegate the performance of any of his duties hereunder, without the prior written consent of the Company. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

6.3Remedies

It is understood and agreed that the Company may be irreparably injured by a breach of this Agreement and money damages would not be an adequate remedy for any such breach and that the Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy for any such breach, and such remedy will not be Company’s exclusive remedy for any breach of this Agreement.

6.4	Third Party Beneficiary

If Venkat becomes an employee of any subsidiary or other controlled Affiliate of the Company, then (i) such subsidiary or other controlled Affiliate, as the case may be, shall be deemed and treated as an intended third party beneficiary of this Agreement to the same extent as if such subsidiary or other controlled Affiliate were a party to this Agreement and (ii) each reference in this Agreement to the term “Company” shall be deemed to be a reference to whichever of Vyome Therapeutics, Inc. and/or such subsidiary or other controlled Affiliate is an employer of Venkat.

6.5 Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any right under or arising out of this Agreement or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Agreement.

6.6 Right to Inspect

Venkat agrees that any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.7Governing Law & Jurisdiction

6.7.1 This Agreement shall be governed and construed in accordance with the substantive laws of New Jersey without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Subject to Clause 6.7.2 below, the courts of New Jersey shall have exclusive jurisdiction in case of any matter arising out of or in connection with this Agreement.

6.7.2 All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, shall be referred to and shall be finally settled by arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the mutually appointed sole arbitrator may be entered in any court having jurisdiction thereof. The seat of arbitration shall be New Jersey, hearings and other arbitration proceedings shall be conducted in the English language at that location except as otherwise ordered by the arbitrator. The award of the arbitrator shall be final and binding on the parties.

6.8Entirety

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, to the exclusion of, and shall supersede all prior agreements, terms sheets, understandings and assurances, either written or oral relating to the subject matter of this Agreement. This Agreement may be executed by electronic means (including .pdf) and in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

6.9Notices

Notices, demands or other communication required or permitted to be given or made under this Agreement, shall be in writing and delivered personally or sent by courier or by email to the intended recipient at their address set forth in this Agreement, or to such other address or email address, as either Party may from time to time duly notify to the other.

6.10Waiver

No waiver of the provisions of this Agreement will be valid, unless the waiver is in writing and signed by both the Parties.

6.11

VENKAT UNDERSTANDS THAT THIS AGREEMENT, AMONG OTHER THINGS, AFFECTS HIS RIGHTS TO CERTAIN INVENTIONS, AND RESTRICTS HIS RIGHTS TO DISCLOSE OR USE CONFIDENTIAL INFORMATION OR THIRD-PARTY CONFIDENTIAL INFORMATION.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED

VYOME THERAPEUTICS INC.		VENKATESWARLU NELABHOTLA
By:	Chris Garabedian
Title:	Executive Chair, Vyome
Sign:	Chris Garabedian	Sign:	Venkat Nelabhotla

ANNEXURE – 1

(Compensation)

(a)

Base Salary: Venkat’s annual base salary shall be USD 260,000 per annum. Venkat’s annual base salary may be increased at any time by the board of directors of the Company or by any committee of the Company’s board of directors. The base salary in effect at any given time is referred to herein as “Base Salary”. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

(b)

Bonus: Venkat shall be eligible to receive an annual bonus of up to USD 133,572 contingent upon the achievement by the Company of any or all of the milestones described below during the period commencing on from the date of the agreement till March 30, 2020 and for so long as this Agreement remains in full force effect at the time that each of the milestones described below is achieved by the Company. If less than all of the milestones described below are achieved during before March 2020, then the actual amount of such annual bonus that Venkat shall be eligible to receive shall be equal to the amount of cash set forth next to each such milestone that is achieve before March 2020, provided that this Agreement remains in full force and effect at the time that each such milestone is achieved.–

Interim Fund raise of a minimum of $4M - USD 13,357

Phase 2 trial readouts - USD 66,786

One additional Board member inducted on the Board of VTI - USD 20,036

2 Antifungal product BD deals - USD 33,393

(c)

Expenses. Venkat shall be entitled to receive reimbursement for all reasonable expenses incurred by him during the Term in performing his Duties, in accordance with the policies and procedures then in effect and established by the Company for its senior management.

(d)	Other Benefits: The other perquisites extended to Venkat shall be as follows:
(i)

Venkat will be entitled to participate in such group medical insurance benefits, if any, and such other employee benefit plans and fringe benefits, if any, as may be offered or made available by the Company from time to time to its employees. Venkat’s participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which Venkat shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits, depending on Venkat’s position, tenure, salary, age, health and other such qualifications as per Company’s discretion. Venkat is currently eligible to receive reimbursement from the Company, on a monthly basis, for 100% of the premiums that Venkat pays in connection with health insurance coverage for himself, his spouse, and his eligible dependents; provided that Venkat will cease being eligible for such reimbursements at such time as Venkat is entitled to participate in any group health insurance policy or benefits that the Company offers or makes available to its employees.

(ii)

The Company will establish a 401(k) plan for its employees, in which Venkat will be eligible to participate as of the commencement of Venkat’s employment with the Company. Subject to applicable laws, the Company will make a 1:1 matching contribution to the 401(k) plan on Venkat’s behalf of up to 6% of Venkat’s covered compensation for each calendar year.

(iii)

Notwithstanding anything express or implied in either of the foregoing subclauses (i) and(ii) of this Clause (d), the board of directors of the Company reserves the right from time to time to change or terminate the employee benefit plans or any of the other perquisites and fringe benefits described in either of the foregoing subclauses (i) and (ii),

(e)

Place of Performance: Unless otherwise agreed to between the parties, Venkat shall perform his duties for the Company from the headquarters of the Company. Venkat shall travel to the extent reasonably required to perform his Duties during the course of his employment with the Company.

(f)

Leave: Venkat will be entitled to the equivalent of twenty-five (25) days of vacation per calendar year, in accordance with the policies and practices of the Company in effect from time to time with respect to vacation. Any vacation to which Venkat may be entitled shall be taken at the reasonable and mutual convenience of the Company and Venkat. Venkat will also be entitled to ten (10) paid sick days per year. Sick days will not be carried over into successive years nor will they be paid out if unused.

(g)

Withholding Taxes: All payments and benefits described in this Agreement or that Venkat may otherwise be entitled or eligible to receive as a result of his employment with the Company will be subject to applicable federal, state and local tax withholdings.

ANNEXURE – 2

Form of Proprietary Rights Agreement